AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT made effective the 18th day of August, 2009

BETWEEN:

Upstream Biosciences Inc., a company incorporated under the laws of the Province of British Columbia, having its head office at 806-699 Cardero Street, Vancouver, British Columbia V6G 3H7;

(the "Company")

AND:

Dexster Smith,

(the "Employee")

WHEREAS the Company and the Employee have agreed to amend the terms of the Employment Agreement, dated March 1st, 2006 (the “Employment Agreement”), to correct a mistake in the severance provisions at paragraph 4.4 of the said agreement which provided for the payment of severance in the event that the Employee was terminated by the Company for cause or in the event that the Employee terminated the Employment Agreement by his resignation, and on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Amendment and subject to the terms and conditions specified in this Amendment, the parties agree as follows:

1. All capitalized terms not specifically defined herein have the meanings ascribed to them in the Employment Agreement.

2. Article 4 of the Employment is hereby deleted and replaced in its entirety by the following:

4. Termination

4.1 Employee's Right to Terminate for any Reason. The Employee may terminate this Agreement and his or her employment for any reason:

(a)	at any time upon providing 14 days advance notice in writing to the Company; or

(b)

upon a material breach or default of any term of this Agreement by the Company, but only if the Employee has first given written notice of such breach or default to the Company and the Company has failed to rectify it within a period of 30 days following receipt of such notice.

The Company shall be obliged to pay the Salary, and any Bonuses earned and accrued but not paid, due up to the date of termination, with such payment to be made within 30 days of the date of termination. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.2 Company's Right to Terminate for Cause. The Company may terminate this Agreement and the Employee's employment for Cause at any time on written notice to the Employee.

The date of termination will be the date specified in the written notice and may be, in the sole discretion of the Company, the same day the notice is given to the Employee, or such later date as the Company may decide. The Company shall be obliged to pay the Salary, and any

4.3 Company's Right to Terminate without Cause. The Company may terminate the employment of the Employee without Cause at any time on 90 days prior written notice. The date of termination will be the date specified in the written notice and must be a date which is not earlier than the required notice period. The Company shall be obliged to pay the Salary, and any Bonuses earned and accrued but not paid, due up to the date of termination, with such payment to be made within 30 days of the date of delivery of the notice. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.4 Severance. If the Employee's employment is terminated pursuant to sections 4.1(b) or 4.3, the Company will pay $150,000 as a retiring allowance to the Employee within 30 days of the notice of termination (the "Severance").

4.5 Release. The Employee acknowledges that the terms of termination and Severance provided for in this section 4 are fair and reasonable and the Employee will have no action, cause of action, claim or demand of any kind whatsoever against the Company, its Affiliates or any of their respective directors, officers, employees or agents of the Company as a consequence of such termination.

3. From and after the date hereof, all references to the "Agreement " in the Employment Agreement hereby refer to the Employment Agreement, as amended herein.

4. The Employment Agreement will be deemed to be amended in all manners and respects in order to give full force and effect to this Amendment Agreement and, in all other respects, the Employment Agreement will remain unchanged and in full force and effect.

5. The Employee acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

6. This Amendment Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. An electronic facsimile transmission hereof signed by any person named below will be sufficient to establish the signature of that person and to constitute the consent in writing of that person to the matters contained herein and, notwithstanding the date of execution, shall be deemed to be executed as of the date set forth herein.

7. This Amendment Agreement shall enure to the benefit of and be binding upon the parties hereto, and as applicable, their respective heirs, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY
UPSTREAM BIOSCIENCES INC. per:

Authorized Signatory

Name of Signatory: JEFFREY BACHA

Title of Signatory: DIRECTOR